Exhibit 1

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Amendment No. 9 to Schedule 13D to which this Agreement is an exhibit (and any further amendment filed by them) with respect to the shares of Common Stock, $0.0001 par value, of Digital Lightwave, Inc.

     This agreement may be executed simultaneously in any number of counterparts, all of which together shall constitute one and the same instrument.

Dated: October 1, 2004	BRYAN J. ZWAN

By:	/s/ Bryan J. Zwan
	Name:	Bryan J. Zwan

Dated: October 1, 2004	ZG NEVADA LIMITED PARTNERSHIP
By: ZG Nevada, Inc., as General Partner

By:	/s/ Bryan J. Zwan
	Name:	Bryan J. Zwan
	Title:	President

Dated: October 1, 2004	ZG NEVADA, INC.

By:	/s/ Bryan J. Zwan
	Name:	Bryan J. Zwan
	Title:	President